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                                                                    EXHIBIT 10.3

Deed Roll No. 5510/2002
Dated 30 December 2002

                                  NOTARIAL DEED

                            SHARE PURCHASE AGREEMENT

Before me, the undersigned notary public in Munich,

                               Dr. Bernhard Schaub

with my office at Tal 12, 80331 Munich, appeared today:

1. Mr. Dietrich Kessel, attorney at law, born 18 September 1937, with his business address in Elberfelder Strasse 4, 40213 Dusseldorf declaring that he is here not acting in his own name, but on the basis of a written power of attorney the original of which have been presented at the notarisation and a certified copy of which is attached hereto for

     Metallurg Holdings Corporation, a New York corporation with principal executive offices at 6 East 43rd Street, New York, NY 10017, USA,

                                     - hereinafter referred to as the "Seller" -

     and

2. Dr. Philipp Grzimek, attorney at law, born 12 February 1970, with his business address in Karl-Scharnagl-Ring 5, 80539 Munich declaring that he is here not acting in his own name, but on the basis of a written power of attorney the original of which has been presented at the notarisation and a certified copy of which is attached hereto for

     Safeguard International Fund PFW, L.L.C., a Delaware company with its registered offices in Wilmington, DE 19808, USA,

                                  - hereinafter referred to as the "Purchaser" -

The persons appearing prove their identity to the notary by presenting valid identity cards.

The persons appearing requested notarisation in English. They stated that they have sufficient command of, and are proficient in, the English language. The notary, who himself is proficient in English ensured, by way of a personal conversation, that the persons appearing are sufficiently proficient in English. The persons appearing were advised of their right to be provided with a written translation of this deed. They expressly waived such right.




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The persons appearing request the notary to record the following share purchase agreement ("Agreement"):

TABLE OF CONTENTS

Preamble...................................................................    3

1.    Sale and Transfer of Shares..........................................    5

2.    Purchase Price.......................................................    5

3.    Representations and Warranties.......................................    7

      3.1      Corporate Issues............................................    7
      3.2      Ownership of Shares.........................................    8
      3.3      Liabilities and Obligations.................................    9
      3.4      Ordinary Course of Business.................................    9

4.    Remedy...............................................................    9

5.    Confidentiality, Press Release.......................................   10

6.    Miscellaneous........................................................   10

7.    Costs and Copies.....................................................   11




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PREAMBLE:

1.   The Seller is the sole shareholder of GfE Gesellschaft fur
     Elektrometallurgie mit beschrankter Haftung with its registered seat in Nuremberg, registered with the commercial register of the Lower Court Nuremberg under HR B 11697 ("Company").

2. The stated capital of the Company ("Stated Capital") amounts to DM 6,000,000 and consists of one share in the nominal amount of DM 5,951,300 and one share in the nominal amount of DM 48,700 (collectively "Shares"). The Seller is the owner of the Shares.

3. The Company as controlling company and GfE Metalle und Materialien GmbH as well as GfE Umwelttechnik GmbH each as subordinated company have entered into controlling and profit and loss absorption agreements (Beherrschungs-und Ergebnisabfuhrungsvertrage) dated 21 November 2000 re GfE Metalle und Materialien GmbH, and 19 November 2002 re GfE Umwelttechnik GmbH. The agreements are concluded for an indefinite period and may be terminated with six months prior notice to the end of a fiscal year, however, the agreement with GfE Metalle und Materialien GmbH not before 1 January 2005 and the agreement with GfE Umwelttechnik GmbH not before 1 January 2007.

4. By agreement dated 24 August 2001 (Deed Roll No. 2001/312 of the notary Stephan Cueni in Basle, Switzerland), the Company sold and transferred as of 1 January 2002 all shares in KERAMED Medizintechnik GmbH to Mathys Medizinaltechnik AG ("KERAMED Sale")

5. By agreement dated 20 December 2002, the Company sold and transferred as of 31 December 2002, 24.00 hours, all shares in GfE Giesserei- und Stahlwerksbedarf GmbH to Sudamin Recycling GmbH & Co.KG, Essen
     ("Giesserei Sale").

6.   The Company is the owner of the following real estate in Nuremberg:

     (a)  Land Register of Hofen, File 152, Folio 4278, Lot No. 863/2 (713 sqm);

     (b) Land Register of Hofen, File 152, Folio 4277, Lot No. 876/1 (115 sqm), Lot No. 876/2 (1,167 sqm), Lot No. 876/3 (130 sqm), Lot No. 876
          (29,327 sqm);

     (c) Land Register of Hofen, File 512, Folio 4276, Lot No. 867/11 (695 sqm), Lot No. 879/2 (333 sqm), Lot No. 863 (39,573 sqm);

     (d) Land Register of Hofen, File 152, Folio 4275, Lot No. 879/10 (5,595 sqm), Lot No. 861 (3,641 sqm);

     (e) Land Register of Hofen, File 152, Folio 4274, Lot No. 861/4 (355 sqm), Lot No. 861/3 (5,120 sqm);

     (f) Land Register of Hofen, File 151, Folio 4238, Lot No. 867/18 (56 sqm) of which the company owns 2/3.

     (g) The real property under letters (a) to (e) is encumbered with land charges in favor of certain banks.




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                                      -4-


     (h)  Lot No. 876/1, Lot No. 876/2, Lot No. 861/4 and Lot No. 867/18 are
          encumbered with building leases (Erbbaurechtsvertragen).

7. The Company has entered into the following loan agreements and collateral agreements:

     (a) The Company entered into two loan agreements dated 24 September 1998 (DM 1,010,000.00) and dated 4 May 1999 (Euro 4,596,514.00) with IKB
          Deutsche Industriebank AG ("IKB Loans"). Under the IKB Loans an amount of Euro 3,834,618.00 is outstanding as of 31 December 2002.

     (b) The Company entered into a Loan Agreement with Dresdner Bank AG ("Dresdner Bank Loan"). Under the Dresdner Bank Loan an amount of Euro 81,551.00 is outstanding as of 31 December 2002.

     (c) Metallurg, Inc. granted to the Company a loan in the amount of US-$ 4 million ("Metallurg Loan"). This loan has been fully repaid on 14 January 2002.

     (d) Metallurg, Inc. and the Company on the one side and Bank Mendes Gans N.V. on the other side had entered into an interest set-off agreement dated 30 September 1998 ("Interest Set-off Agreement"). The Interest Set-off Agreement has been terminated as of 27 December 2002, and neither Metallurg, Inc. nor Bank Mendes Gans N.V. nor any third party has any claims out of or in connection with the Interest Set-off Agreement against the Company and/or its affiliated companies.

     (e) Metallurg, Inc., Shieldalloy Metallurgical Corporation and Metallurg International Resources, Inc. as borrowers (the "Borrowers") and Metallurg Services, Inc., MIR (China), Inc., and the Seller as guarantors on the one side and Fleet National Bank, National Bank of Canada and Bank of Scotland (the "Banks") on the other side as lenders entered into a loan agreement dated 29 October 1999, as amended from time to time, for the last time by the Fifth Amendment dated 20 December 2002 ("FNB-Metallurg Loan"). As part of the obligations under the FNB-Metallurg Loan, the Seller pledged by agreement dated 15 August 2001 (Deed Roll No. 1885/2001 of notary Dr. Norbert Zimmermann, Dusseldorf), 65% of its shares held in the Company to the Banks ("Metallurg Pledge Agreement"). The Metallurg Pledge Agreement has been terminated by the Agreement on Release of Pledge dated 13 December 2001 subject to certain conditions which have been complied with. As a result the shares in the Company are not subject to any encumbrances under or in connection with the Metallurg Pledge Agreement.

     (f) The Company, GfE Umwelttechnik GmbH, GfE Giesserei- und Stahlwerksbedarf GmbH, GfE Metalle und Materialien GmbH and KERAMED Medizintechnik GmbH had entered into a loan agreement with Fleet National Bank dated 18 October 1997 (Deed Roll No. 100/1997 of notary Dr. Harald Jung, Frankfurt am Main) ("FNB-GfE Loan") for a loan amount not to exceed DM 20.5 million. The FNB-GfE Loan has been amended by the First Amendment dated 15 August 1998, the Second Amendment dated 16 November 1998, the Third Amendment dated 29 October 1999 and the Fourth Amendment dated 25 June 2001. As part of the obligations under the FNB-GfE Loan, the Company pledged 100% of its shares held in (i) GfE Umwelttechnik GmbH, (ii) GfE Giesserei- und Stahlwerksbedarf
          GmbH, (iii) GfE Metalle und Materialien GmbH, and (iv) KERAMED




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                                      -5-


          Medizintechnik GmbH to Fleet National Bank ("GfE Pledge Agreement"). Furthermore, as security for the FNB-GfE Loan the Company, GfE Umwelttechnik GmbH , GfE Giesserei- und Stahlwerksbedarf GmbH, GfE Metalle und Materialien GmbH and KERAMED Medizintechnik GmbH (jointly the "GfE Group Companies") entered into separate global security assignment agreements (Globalsicherungsabtretungsvertrage) and security transfer agreements (Sicherungsubereignungsvertrage) on 20 October 1997 (jointly the "Security Agreements") regarding the assignment of receivables, revenues and claims as well as the transfer and assignment of title in stock of raw materials, supplies, semi-finished and finished products to Fleet National Bank. In addition, the Company has entered into a guarantee dated 20 October 1997 securing the due and punctual payment of all principal, interest, fees and all other sums and amounts payable from time to time by any of the GfE Group Companies to Fleet National Bank and to any other possible future lender under the terms of the FNB-GfE Loan ("Holding Guarantee"). The FNB-GfE Loan has been terminated as of 13 December 2001 and there is no payment outstanding by the Company and/or any of the GfE Group Companies under the FNB-GfE Loan. The GfE Pledge Agreement, the Security Agreements and the Holding Guarantee have been terminated as of 13 December 2001 and as a result the shares in the GfE Group Companies are not subject to any encumbrances under or in connection with the GfE Pledge Agreement.

     (g) The Company has entered into a loan agreement with Metallurg, Inc. on 20 December 2002 concerning a loan amount of US-$ 7 million. A partial amount of US-$ 6 million has been subordinated by Metallurg, Inc. (Rangrucktrittserklarung).

NOW, THEREFORE, the parties hereto agree as follows:

1.   SALE AND TRANSFER OF SHARES

1.1 Upon the terms and conditions of this Agreement the Seller herewith sells and assigns the Shares to the Purchaser as of 31 December 2002, 24.00 hours ("Effective Date"). The Purchaser accepts such sale and assignment.

1.2 Shares sold and assigned include all ancillary rights, in particular, without limitation, the voting rights and the right to dividends for all profits of prior business years not distributed and of the current business year.

2.   PURCHASE PRICE

2.1 Subject to sec. 2.2 below the purchase price for the Shares ("Purchase Price") currently amounts to EUR 1.00 (in words: one Euro) and is due on the Effective Date.

2.2  The Purchase Price shall be adjusted according to the following provisions:

     (a) In case of a sale and transfer of all or a portion of the shares in GfE Medizintechnik GmbH (AG Nuremberg, HR B 18995) by the Company to a third party ("Medizintechnik Sale"), the Purchaser shall pay to the Seller an additional




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                                      -6-


          purchase price amounting to 3% of the net consideration for the shares in GfE Medizintechnik GmbH (i.e. after deduction of all transaction costs resulting from the Medizintechnik Sale and after deduction of any debts of GfE Medizintechnik GmbH not assumed by the buyer in connection with the Medizintechnik Sale) to be received by the Company ("Purchase Price Adjustment"). In the event of an indirect sale and transfer of all or a portion of the legal and beneficial interest in GfE Medizintechnik GmbH by the Purchaser via a sale and transfer of shares in the Company ("Indirect Medizintechnik Sale"), sentence 1 of this letter (a) shall apply accordingly with the proviso that the Seller and the Purchaser shall - based on relevant fair market values
          - agree on the portion of the consideration for the Indirect Medizintechnik Sale which has to be allocated as net consideration for shares in GfE Medizintechnik GmbH ("Allocation") If the parties are unable to agree on an Allocation within one month after the effectiveness of an Indirect Medizintechnik Sale the parties shall appoint an auditor of international standing as arbitrator (Schiedsgutachter) according to sec. 317 et. seq. German Civil Code
          (BGB) ("Arbitrator"). The decision of the Arbitrator shall be binding between the Seller and the Purchaser upon the receipt of its decision by the Seller and the Purchaser. If the parties cannot agree on an Arbitrator within one more month each of the parties is entitled to ask the President of the Chamber of Industry and Commerce (IHK) in Nuremberg to appoint an Arbitrator. The costs of the Arbitrator shall be borne by the Seller and the Purchaser in relation to their respective losing or winning ratios in accordance with the principles set forth in sec. 91 et seq. German Code on Civil Procedure ("ZPO").

     (b) The Purchaser is obliged to notify the Seller in writing of the Medizintechnik Sale or the Indirect Medizintechnik Sale within three days after the execution of a respective sale and purchase agreement forwarding a copy thereof. Any payment on a Purchase Price Adjustment shall follow the payment terms of the Medizintechnik Sale agreement or the Indirect Medizintechnik Sale agreement subject to the provisos that (i) payments shall be due within three working days from the actual receipt of a consideration for the Medizintechnik Sale or the Indirect Medizintechnik Sale by the Company or the Purchaser, respectively, (ii) payments shall not exceed 3% of the amounts actually received by the Company or the Purchaser, respectively, from time to time and (iii) payments shall not exceed a total of 3% of the net consideration as defined in the first sentence of letter (a) above, (iv) and in case of an Indirect Medizintechnik Sale no payment on a Purchase Price Adjustment shall be due prior to one week post the agreement of the Seller and the Purchaser on the Allocation or after the receipt of the binding decision prepared by the Arbitrator, whichever is the earlier.

     (c) Subject to letter (d) below, the purchase price shall not be adjusted in case the Purchaser or any of its affiliated companies is required, in order to avoid over-indebtedness or insolvency of the receiving company, to make cash investments (the "Equity Investment") of at least US-$2.1 million into the Company or any of the Company's directly or indirectly owned subsidiaries on or before 31 December 2004 whereby the loan in the amount of US-$ 1 million granted by Safeguard International Fund in December 2002 to the Company is considered as Equity Investment only if converted partially or in full into statutory capital and/or into capital surplus (Kapitalrucklage). Any further Equity Investment can, at the discretion of the Purchaser, be made partially or in full either via statutory capital or payments into the capital surplus.




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                                      -7-


     (d) Irrespective of whether the Purchaser or any of its affiliated companies has made an Equity Investment in the amount of US-$ 2.1 million the Seller is entitled to the Purchase Price Adjustment (subject to letter (e) below) if the Seller, at its sole option, has reimbursed the Purchaser within 30 calendar days from payment of an Equity Investment, but not earlier than 30 calendar days from the Effective Date, an amount in cash equal to 3% of the actual Equity Investment.

     (e) Subject to letters (c) and (d) above, in case the Equity Investment of the Purchaser is less than US-$ 2.1 million, the Purchase Price Adjustment shall be reduced on a pro rata basis.

2.3 The payment of the Purchase Price and the Purchase Price Adjustment shall be made in US currency, in immediately available funds, on the bank account of the Seller with Fleet National Bank, 100 Federal Street, Boston MA 02110, USA bank (sort code 011000390), account no. 551-60474.

3.   REPRESENTATIONS AND WARRANTIES

     The Seller hereby represents and warrants by way of an independent guarantee within the meaning of sec. 311 (1) BGB that the statements below are true and correct as of the date of this Agreement and as of the Effective Date, unless explicitly provided otherwise below. The parties are in agreement that the representations and warranties under this sec. 3 shall not be regarded as a guarantee in the meaning of sec. 444 BGB (Beschaffenheitsgarantie). Sec. 444 BGB shall therefore not apply. The scope of the Seller's liability for a breach of a representation or warranty shall be determined exclusively by this Agreement and is provided for in secs. 3 and 4 of this Agreement.

3.1  Corporate issues

     (a) The Company is a Limited Liability Company duly incorporated and validly existing under the laws of the Federal Republic of Germany.

     (b) The statements in clause 1 through 5 of the Preamble pertaining to the Company are true and correct.

     (c) There are no shareholders' resolutions relating to the Company which would have to be registered with the commercial register but have not yet been registered nor any additional agreements regarding the constitution and organisation of the Company. No insolvency or composition or equivalent proceedings have been opened in any jurisdiction in respect of the Company; the Company is neither over-indebted nor insolvent.

     (d) As of the Effective Date, the Company holds the following participations in the following legal entities:

          (i) 100% of the share capital in the nominal amount of DM 1,000,000 in GfE Metalle und Materialien GmbH (AG Nuremberg, HR B 13685)

          (ii) 100% of the share capital in the nominal amount of EUR 100,000 in GfE Medizintechnik GmbH (AG Nuremberg, HR B 18995)

          (iii) 100% of the share capital in the nominal amount of DM 50,000 in GfE Umwelttechnik GmbH (AG Nuremberg, HR B 11176), which holds




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               (1)  50% of the share capital in the nominal amount of DM 100,000 in INTERVAN Vanadium-Recycling GmbH (AG Nuremberg, HR B 14330). The liquidation of INTERVAN Vanadium-Recycling GmbH was resolved on 18 November 2002;

               (2) 60% of the share capital in RECOVAN SpA (Catania, Italy). This company is in liquidation proceedings with no recovery expected.

               (3) 24.9% of the share capital in the nominal amount of Euro 25,000 in Metrex2 GmbH, formed on 7 January 2002, but not yet registered with the commercial register.

          (iv) 75% of the share capital in the nominal amount of DM 1,000,000 in RZM Recyclingzentrum Mittelfranken GmbH (AG Nuremberg, HR B 12721), of which an amount of DM 175,967 has been paid in.

          (v) 70% of the share capital in Somikivu Societe Miniere du Kivu (Goma, Zaire); these shares are of no stable value and therefore have been written off completely.

          (vi) 28.6% of the share capital in HERA Hydrogen Storage Systems, Inc. (Montreal, Canada).

          The aforementioned participations held by the Company and the participations held by the Company's subsidiaries are hereinafter collectively referred to as the "Participations".

     (e) The Company, and the Company's subsidiaries, respectively, are the legal and beneficial owner of the Participations and the Participations are not encumbered with any third party rights.

     (f) No insolvency or composition or equivalent proceedings have been opened in any jurisdiction in respect of any of the Participations; none of the Participations is over-indebted or insolvent.

3.2  Ownership of Shares

     (a) The statements in clause 1 and 2 of the Preamble concerning the shareholding of the Seller in the Company are true and correct. The Seller is the legal and beneficial owner of the Shares, which are free of any encumbrances or any other rights for the benefit of third parties. The Seller has the right and the power to freely dispose of the Shares without requiring the consent of any third party for such disposal or violating the right of any third party.

     (b) There are no trust agreements or any agreements of a similar kind (e.g. silent participations) with respect to the Shares.

     (c)  The Stated Capital is fully paid in and no repayments have been made.




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                                      -9-


3.3  Liabilities and Obligations

     (a) The Company has no pending, threatening or outstanding liabilities and obligations under the KERAMED Sale except guarantees for possible product liability claims (expiring 30 September 2003) in a total amount of Euro 1.9 million.

     (b) The statements in Clause 7 of the Preamble concerning the IKB Loans, the Dresdner Bank Loan, the Metallurg Loan, the Interest Set-off Agreement, the FNB-Metallurg Loan, the Metallurg Pledge Agreement, the FNB-GfE Loan, the GfE Pledge Agreement, the Security Agreements and the Holding Guarantee are true and correct.

3.4  Ordinary Course of Business

     From the date hereof until the Effective Date the course of the Company's ordinary business has only been conducted with prudent business practice and generally in the same way as before; no fundamental disadvantages with respect to the business operation and/or the net value, financial position and earning situation or with respect to important assets or agreements of the Company have occurred. No profit distributions, including provisional and hidden distributions, will be made from the date hereof until the Effective Date, nor have any hidden reserves been dissolved or withdrawn.

4.   REMEDY

4.1 In the event of an incorrectness of a representation or warranty in sec. 3 above the Seller shall be liable to put the Purchaser in the position it would have been in if the representation or warranty had not been breached, either (i) by way of restitution in kind (Naturalrestitution) or (ii) by payment of the amount of money necessary to restore the damage by non-performance (Schadensersatz).

4.2 The obligations of the Seller under sec. 4.1 above or any other claims of the Purchaser due to a breach of any representation or warranty set forth in sec. 3 above shall not exist if and to the extent that (i) the Purchaser receives a compensation for such a loss, damage or non-fulfilment of a relevant representation or warranty by a third party (e.g. an insurance held by or for the benefit of the Company), or (ii) the Purchaser receives any benefit out of a breach of sec. 3 above, be it under this Agreement or otherwise, or the Purchaser receives such benefits against third parties.

4.3 All of the Purchaser's rights and claims regarding (i) voidance (Anfechtung) pursuant to Sections 119 (1) and (2) BGB, (ii) cessation of contractual basis (Storung der Geschaftsgrundlage) pursuant to Section 313 BGB, (iii) re-performance (Nacherfullung) pursuant to Section 437 no. 1 BGB or otherwise (iv) rescission of contract (Rucktritt vom Vertrag) pursuant to Section 437 no. 2 BGB or Section 324 BGB or otherwise, (v) reduction of purchase price (Minderung) pursuant to Sections 437 no. 2 BGB, (vi) claims for damages (Schadensersatz) pursuant to Sections 437 no. 3 BGB or Section 282 BGB or Section 280 BGB or otherwise and (vii) restitution of frustrated expenses (Ersatz vergeblicher Aufwendungen) pursuant to Section 437 no. 3 BGB, are herewith excluded and waived by the Purchaser. The Seller hereby accepts such waiver. This shall not apply for the Purchaser's rights and claims resulting from wilful (Vorsatz) violations of obligations or based on fraudulent acts (Arglist) by the Seller.




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                                      -10-


4.4 Claims of the Purchaser arising out of this Agreement shall become time-barred (verjahren) 2 (two) years after the Effective Date with the exception of any claim of the Purchaser arising from an incorrectness of a statement under sec. 3.2 above which shall become time-barred 10 (ten) years after the Effective Date. With the exception of any claim of the Purchaser arising from an incorrectness of a statement under sec. 3.2 and/or sec. 3.3 letter (b) above, the Seller's liability vis-a-vis the Purchaser hereunder shall in no case exceed US-$ 500,000.

4.5  Section 442 BGB shall apply neither directly nor indirectly.

5.   CONFIDENTIALITY, PRESS RELEASE

5.1 Until the Effective Date the parties shall keep strictly confidential vis-a-vis third parties the fact that they have entered into this Agreement.

5.2 After the Effective Date the parties will mutually agree on a press release regarding the sale and assignment of the Shares.

6.   MISCELLANEOUS

6.1 Where a German term has been inserted in italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

6.2 Each party to this Agreement bears its own costs and the costs of its advisers. The costs of the notarial recording of this Agreement shall be borne by the Purchaser. Any transaction costs triggered by the conclusion or consummation of this Agreement shall, as between the parties, be borne by the Purchaser.

6.3 Any amendments of or changes to this Agreement, including this provision, have to be made in writing to become effective, unless stricter form is required by law.

6.4 Any rights under this Agreement and this Agreement as a whole can only be assigned or transferred to third parties with the prior written consent of all other parties.

6.5 Unless otherwise specified in this Agreement, all notices and other communications hereunder shall be in writing (in English or German) and shall be deemed duly given and delivered if (i) delivered by messenger,
     (ii) mailed by registered or certified mail, (iii) transmitted by commercial courier service or (iv) sent by telecopy or by e-mail to the respective other party at the address shown below (or at such other address as such party shall from time to time specify by written notice).

     If to the Seller:                                 with a fax copy to:

     Mr Barry Nuss                                     Mr Dietrich Kessel
     6 East 43rd Street                                Elberfelder Strasse 4
     New York, NY 10017, USA                           40213 Dusseldorf
     Fax: #1-212- 687-9621                             Fax: #49-211-132024




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                                      -11-


     If to the Purchaser:                              with a fax copy to:

     Mr Gerd Wionski                                   Ms Ruth Zehetmeier-Muller
     Safeguard International Management GmbH           Lovells
     Liebigstrasse 33                                  Karl-Scharnagl-Ring 5
     60323 Frankfurt am Main                           80539 Munich
     Fax: #49-69-97115-115                             Fax: #49-89-29012-222

6.6 Should any provision of this Agreement be held wholly or in part invalid or unenforceable, the validity or enforceability of the other provisions shall not be affected thereby. The invalid or unenforceable provisions shall be replaced, in the form required by law, by such valid and enforceable provision which serves best the economic interest of the contracting parties originally pursued by the invalid or unenforceable provision. The same applies in case of an omission in this Agreement.

6.7  Working days shall be those prevailing in Munich.

6.8 Affiliated companies shall mean companies affiliated within the meaning of sec. 15 seq. German Stock Corporation Act (AktG).

6.9 This Agreement shall be governed by and be construed under the laws of Germany excluding the laws governing conflicts of law. Exclusive venue for all disputes arising under or in connection with this Agreement shall be with the District Court Munich I.

6.10 As domestic agent authorised to accept service of summons, complaints and briefs (inlandischer Zustellungsbevollmachtigter) the Seller hereby appoints Mr Dietrich Kessel, Elberfelder Str. 4, 40213 Dusseldorf, and the Purchaser hereby appoints Ms Ruth Zehetmeier-Muller, Lovells, Karl-Scharnagl-Ring 5, 80539 Munich.

6.11 The Seller hereby authorise (bevollmachtigen) the Purchaser, with exemption from the restrictions under sec. 181 BGB and with the right to grant sub-power of attorney, to make and receive all declarations necessary or expedient to produce documentation evidencing the termination of, cancellation of and/or release from the FNB-Metallurg Loan, the Metallurg Pledge Agreement, the FNB-GfE Loan, the GfE Pledge Agreement, the Security Agreements and the Holding Guarantee with the respective parties.

6.12 Based on a shareholders' resolution of the Seller being the sole shareholder of the Company on the consent to the assignment of the Shares the management of the Company has declared such consent according to sec. 4 of the articles of association of the Company.

7.   COSTS AND COPIES

7.1  The costs of this deed are borne by the Purchaser.

7.2  Of this deed receive

     Counterparts:

     -    the parties

     - the Company for the purpose of notification under sec. 16 Limited Liability Companies Act

          Certified Copies:

     - tax authorities in Nuremberg competent for the assessment of real estate transfer tax

     - Lovells, attn. Ms. Ruth Zehetmeier-Mueller, Karl-Scharnagl-Ring 5, 80539 Munich

     -    Mr Dietrich Kessel, Elberfelder Str. 4, 40213 Dusseldorf

                                          This notarial deed has been read aloud
                                          to the persons appearing by the notary
                                          public, approved by them and signed by
                                          the persons appearing and the notary
                                          public as follows: